Exhibit 99.1

CONTACT:

Monica M. Weed

Information Resources, Inc. Litigation

Contingent Payment Rights Trust

312.360.6498

monica.weed@infores.com

Second Circuit Court of Appeals Sets Date for Oral Argument in IRI Antitrust Action Against ACNielsen

CHICAGO – September 27, 2005 – Information Resources, Inc. Litigation Contingent Payment Rights Trust (Ticker Symbol: OTC BB:IRICR.OB) announced today that the Second Circuit Court of Appeals has set October 18, 2005 as the date for oral argument in the appeal taken by IRI in its antitrust action against The Dum & Bradstreet Corp., IMS International, Inc. and ACNielsen (now owned by VNU, N.V.).  The Second Circuit Court of Appeals will hear oral arguments on October 18, 2005 beginning at 10:00 a.m. in Room 1705 of the Thurgood Marshall U.S. Courthouse, 40 Foley Square, New York, New York 10007.

Additional information about the lawsuit, including information about this appeal, the Litigation Trust, and the CVRs trading under IRICR.OB can be found in the disclosure materials filed by the Information Resources, Inc. Litigation Contingent Payment Rights Trust with the Securities and Exchange Commission, including the prospectus dated November 3, 2003 relating to the CVRs.

This document contains certain forward-looking statements about the Trust and/or the ACNielsen lawsuit and the CVRs.  When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, and similar expressions as they relate to the Trust, the ACNielsen lawsuit or the CVRs are intended to identify those assertions as forward-looking statements.  In making any such statements, the person making them believes that its expectations are based on reasonable assumptions.  However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated.  These forward-looking statements are subject to numerous risks and uncertainties.  There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of the Trust, including the timing of and any value to be received in connection with the ACNielsen lawsuit and the CVRs.  The actual results or performance by the Trust and the actual proceeds (if any) to be received by the Trust in respect of the ACNielsen lawsuit or the CVRs, could differ materially from those expressed in, or implied by, these forward-looking statements.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the outcome of the ACNielsen lawsuit or the proceeds to be received in respect of the CVRs.

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